October 31, 2006

Berry Plastics Holding Corporation
101 Oakley Street
Evansville, IN 47710

RE:	Berry Plastics Holding Corporation
Registration Statement on Form S-4

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) by Berry Plastics Holding Corporation (the “Company”) and by the entities listed on Exhibit A attached hereto (the “Guarantors”). The Registration Statement relates to the proposed offer by the Company and the Guarantors to exchange up to $750,000,000 aggregate principal amount of new Second Priority Senior Secured Fixed and Floating Rate Notes due 2014, comprised of $525,000,000 8 7/8% Second Priority Senior Secured Fixed Rate Notes due 2014 and $225,000,000 Second Priority Senior Secured Floating Rate Notes due 2014 (the “Exchange Notes”) for the Company’s outstanding 8 7/8% Second Priority Senior Secured Fixed Rate Notes and Second Priority Senior Secured Floating Rate Notes (the “Outstanding Notes”). The Exchange Notes will be issued under an Indenture dated as of September 20, 2006 (the “Indenture”) among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Exchange Notes will be guaranteed (the “Guarantees”) by the Guarantors pursuant to the Indenture.

As General Counsel of the Company and in connection with this opinion letter, I have examined the Registration Statement, the Indenture originals, or copies (certified or otherwise identified to my satisfaction) of the organizational documents of the Company and each of the Guarantors and such other documents, records and instruments as I have deemed appropriate for purposes of the opinion set forth herein.

I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to me as originals, the conformity with the originals of all documents submitted to me as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to me as copies.

I have also assumed for purposes of this opinion that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Indenture constitutes a legal, valid and binding obligation of the Trustee, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Berry Plastics Holding Corporation
October 30, 2006

Based upon the foregoing, I am of the opinion that when the Exchange Notes, in the form included in the Indenture, have been duly executed and authenticated in accordance with the Indenture, and are duly issued and delivered by the Company in exchange for the Outstanding Notes as described in the Registration Statement, (a) the Exchange Notes will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms and (b) each Guarantee will constitute valid and binding obligations of the Guarantor that is a party thereto, enforceable against such Guarantor in accordance with its terms.

The opinions expressed herein are subject to bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

Under applicable law, guarantors may be entitled to certain rights or protections, which as a matter of statutory or common law may not be waived or altered. I express no opinion herein as to the enforceability of any provisions of a Guarantee that purports to waive or alter such rights of protections, except to the extent permitted by law.

The opinions expressed herein are limited to the laws of the State of Indiana.

I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, I do not hereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

Jeffrey D. Thompson
Vice President and General Counsel

JDT/klh

Enclosure

K:\Legal\SEC\S 4 - Apollo Deal\GC Opinion.doc

EXHIBIT A

Guarantor	State of Incorporation	Federal EIN
Berry Plastics Corporation	Delaware	35-1813708
Aerocon, Inc.	Delaware	35-1948748
Berry Iowa Corporation	Delaware	42-1382173
Berry Plastics Design Corporation	Delaware	62-1689708
Berry Plastics Technical Services, Inc.	Delaware	57-1028638
Berry Sterling Corporation	Delaware	54-1749681
CPI Holding Corporation	Delaware	34-1820303
Knight Plastics, Inc.	Delaware	35-2056610
Packerware Corporation	Delaware	48-0759852
Pescor, Inc.	Delaware	74-3002028
Poly-Seal Corporation	Delaware	52-0892112
Venture Packaging, Inc.	Delaware	51-0368479
Venture Packaging Midwest, Inc.	Delaware	34-1809003
Berry Plastics Acquisition Corporation III	Delaware	37-1445502
Berry Plastics Acquisition Corporation V	Delaware	36-4509933
Berry Plastics Acquisition Corporation VII	Delaware	30-0120989
Berry Plastics Acquisition Corporation VIII	Delaware	32-0036809
Berry Plastics Acquisition Corporation IX	Delaware	35-2184302
Berry Plastics Acquisition Corporation X	Delaware	35-2184301
Berry Plastics Acquisition Corporation XI	Delaware	35-2184300
Berry Plastics Acquisition Corporation XII	Delaware	35-2184299
Berry Plastics Acquisition Corporation XIII	Delaware	35-2184298
Berry Plastics Acquisition Corporation XV, LLC	Delaware	35-2184293
Kerr Group, Inc.	Delaware	95-0898810
Saffron Acquisition Corporation	Delaware	94-3293114
Setco, LLC	Delaware	56-2374074
Sun Coast Industries, Inc.	Delaware	59-1952968
Tubed Products, LLC	Delaware	56-2374082
Cardinal Packaging, Inc.	Ohio	34-1396561
Landis Plastics, Inc.	Illinois	36-2471333